ETF DISTRIBUTION AGREEMENT

This ETF Distribution Agreement (this "**Agreement**') is made as of this 16th day of September, 2014, between Arrow Investments Trust, a Delaware statutory trust (the "**Trust**"), on behalf of itself and the fund(s) listed on **Schedule A** (each, a "**Fund**", and collectively, the "**Funds**"), and Northern Lights Distributors, LLC a Nebraska limited liability company (the "**Distributor**").

WHEREAS, the Trust is or will be, registered as an open-end investment management company organized as a statutory trust and comprised of a number of series of securities, each series representing a portfolio of securities, having filed with the Securities and Exchange Commission (the "**SEC**") a registration statement on Form N-1A under the Securities Act of 1933, as amended (the "**1933 Act**"), and the Investment Company Act of 1940, as amended (the "**1940 Act**");

WHEREAS, the Trust intends to create and redeem shares (the "**Shares**") of each Fund on a continuous basis only in aggregate amounts constituting a "Creation Unit" as such term is defined in the registration statement;

WHEREAS, the Shares of each Fund will be listed on one or more national securities exchanges (together, the "**Listing Exchanges**");

WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each Fund and to hold itself available to receive and process orders for such Creation Units in the manner set forth in the Trust's Prospectus.

WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the "**1934 Act**") and a member of the Financial Industry Regulatory Authority, Inc. ("**FINRA**"); and

WHEREAS, the Distributor desires to provide the services described herein to the Trust and Funds.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, intending to be legally bound, the Trust, on behalf of itself and the Funds, and the Distributor hereby agree as follows:

1. *<u>Sale of Creation Units; Services</u>*

(a) The Trust grants to the Distributor the exclusive right to sell Creation Units of each Fund listed in **Schedule A** hereto, as such Schedule may be amended by the Trust from time to time on written notice to the Distributor, on the terms and during the term of this Agreement and subject to the registration requirements of the 1933 Act and the rules and regulations of the SEC, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder and in so doing agrees to perform the distribution services and shall perform or supervise the performance by others of the marketing services set forth in **Schedule B**. The Trust acknowledges

and agrees that Distributor is and may in the future distribute shares of other investment companies including investment companies having investment objectives similar to those of the Funds. The Trust further understands that existing and future investors in a Fund may invest in shares of such other investment companies. The Trust agrees that the services that Distributor provides to such other investment companies shall not be deemed in conflict with its duties to the Fund under this Agreement.

(b) The Distributor agrees to act as a limited purpose agent of the Trust in connection with the receipt and processing of all orders for purchases and redemptions of Creation Units of each Fund from broker-dealers that are qualified to and do execute a Participant Agreement ("Authorized Participants") with the Distributor and/or Transfer Agent and to transmit such orders to the Trust, including as appropriate, through the Custodian and/or Transfer Agent in accordance with the applicable Fund's registration statement. The Distributor agrees to use commercially reasonable efforts to act as such agent of the Trust with respect to the continuous distribution of Creation Units of each Fund; provided, however, that the Trust reserves the right to suspend sales if in the judgment of the Trust it is in the best interests of the Trust to do so.

The Distributor agrees that (i) at the request of the Trust, the Distributor shall enter into certain agreements ("Participant Agreements") between and among Authorized Participants, the Distributor and the Transfer Agent, for the purchase of Creation Units of a Fund, (ii) as Distributor, it shall generate, transmit and maintain copies of confirmations of Creation Unit purchase and redemption order acceptances to the purchaser or redeemer (such confirmations will indicate the time such orders were accepted and will be made available to the Trust promptly upon request), and (iii) it shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent and Custodian.

The Distributor further agrees that it shall deliver copies of the Fund's prospectus to purchasers of Creation Units and, upon request, it shall deliver copies of the Fund's statement of additional information ("SAI"), periodic reports and prospectus. In addition, the Distributor shall arrange to provide the Listing Exchanges with copies of Fund prospectuses and SAIs to be provided to purchasers in the secondary market. The Distributor will generally make it known in the brokerage community that Funds' prospectuses and SAIs are available, including by (i) advising the Listing Exchanges on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by the Distributor with FINRA, and (iii) as may otherwise be required by the Commission. The Distributor shall consult with the Trust or its agent with respect to the production and printing of prospectuses to be used in connection with creations by Authorized Participants of Creation Units. The Distributor shall not bear any costs associated with printing prospectuses, SAIs and other such materials.

The Distributor shall review and approve all sales and marketing materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with FINRA as necessary or appropriate. All such sales and marketing materials must be approved, in writing, by the Distributor prior to use, such approval not to be unreasonably withheld.

If the Trust, on behalf of any Fund, adopts a distribution and/or shareholder servicing plan(s) pursuant to Rule 12b-1 under the 1940 Act (the "Plan"), the Distributor shall enter into selling and/or investor servicing agreements or similar ("Sales and Investor Services Agreements"),

consistent with applicable law, to sell Shares and provide services to shareholders. The Distributor agrees that (i) it shall administer any Plan(s); (ii) it shall, at its own expense, set up and maintain a system of recording payments of fees and reimbursement of expenses disseminated pursuant to this Agreement and other agreements related to any such Plan(s) and, pursuant to the 1940 Act, report such payment activity to the Trust at least quarterly; (iii) it shall receive from the Trust all distribution and shareholder servicing fees, as applicable, at the rate and to the extent payable under the terms and conditions set forth in any Plan(s) adopted by the Trust, applicable to the appropriate class of shares of each Fund or class of Shares thereof, as such Plan(s) may be amended from time to time, and subject to any further limitations on such fees as the Board of Trustees of the Trust may impose; and (iv) it shall pay, from the fees received from the Trust pursuant to any such Plan(s), all fees and make reimbursement of all expenses, pursuant to and in accordance with such Plan(s) and any and all Sales and Investor Services Agreements. In no event shall Distributor (i) pay any fees pursuant to any such Plan(s) until it has received payment of such fees from the Trust or the Adviser or (ii) be entitled to retain for its account any amount accrued pursuant to such Plan(s).

The Distributor shall provide an order processing system pursuant to which the Authorized Participants may contact the Distributor (or its affiliates) and place requests to create and redeem Creation Units, including without limitation: (i) generating and transmitting confirmations of purchase and redemption order acceptances to purchasers and redeemers of Creation Units; (ii) providing acknowledgement to Authorized Participants that orders have been accepted; (iii) rejecting any orders that were not submitted in proper form or on a timely basis; (iv) confirming that Authorized Participants will not place trades that would raise their total holdings to 80% or more of any fund; (v) maintain along with the Trust and its Transfer Agent information necessary to determine beneficial share ownership for purposes of the 80% determination or, in lieu of this, accept a certification from a Listing Exchange member firm or a member of such other exchange that the cost basis of the securities so deposited is essentially identical to their market value at the time of deposit; and (vi) maintaining a dedicated toll-free line for Authorized Participants to place share creation and redemption orders.

The Distributor has as of the date hereof, and shall at all times have and maintain, net capital of not less than that required by Rule 15c3-1 under the 1934 Act, or any successor provision thereto. In the event that the net capital of the Distributor shall fall below that required by Rule 15c3-1, or any successor provision thereto, the Distributor shall promptly provide notice to the Trust and the Advisor of such event.

The Distributor agrees to maintain and preserve such records as are required by Section 31 of the 1940 Act and the rules thereunder.

The Distributor agrees to maintain compliance policies and procedures (a "Compliance Program") that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor's services under this Agreement, and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Trust's Chief Compliance Officer or Board of Trustees.

Upon reasonable request by the Trust, the Distributor shall provide the Trust with information relating to the Services provided pursuant to this Agreement as necessary and applicable to enable the Trust to complete required regulatory filings.

2. *Solicitation of Sales*

In consideration of these rights granted to the Distributor, the Distributor agrees to use reasonable efforts in connection with the distribution of Creations Units of the Fund; provided, however, that the Distributor shall not be prevented from entering into like arrangements with other issuers.

3. *Authorized Representations*

The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the current registration statements and prospectuses of the Trust filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor's use. The Distributor may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations and approved by the relevant Fund's adviser.

4. *Registration of Shares*

The Trust and Fund agree that they will take all action necessary to register an unlimited number of Shares on Form N-1A. The Trust and Fund shall make available to the Distributor such number of copies of the currently effective prospectus and statement of additional information as the Distributor may reasonably request. The Fund shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Creation Units of the Fund. The Trust represents and warrants that it has or will have made as of the date on which Distributor begins distributing Creation Units, all applicable filings to exempt the Creation Units from registration under applicable rules and regulations.

5. *Compensation*

(a) In consideration of Distributor's services hereunder, the Fund agrees to cause the Fund's adviser to pay to Distributor the fees and charges set forth on **Schedule C**, attached hereto. The Distributor may receive compensation from Arrow Investment Advisors, LLC (**"Advisor"**) related to its services hereunder or for additional services as may be agreed to between the Advisor and Distributor in writing.

(b) The Fund shall bear the cost and expenses of the registration of the Creation Units for sale under the 1933 Act.

(c) The Distributor shall pay all expenses incurred in connection with the distribution services provided under this Agreement, including Distributor's qualification and registration costs, office space, equipment, and personnel as may be necessary or convenient to provide the services.

(d) Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Trust and the Advisor with respect to any services not included under this Agreement, as may be agreed upon by the parties from time to time.

6. Indemnification of Distributor

(a) The Trust agrees to indemnify and hold harmless the Distributor and each of its managers and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising by reason of any acquisition of Shares or Creations Units, based upon (i) the ground that the registration statement, prospectus, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading provided that the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statements or omission was made in reliance upon, and in conformity with, information furnished to the Trust by the Distributor, (ii) the Trust's failure to maintain an effective registration statement and prospectus with respect to Shares of the Funds that are the subject of the claim or demand, (iii) the Trust's failure to provide Distributor with advertising or sales materials to be filed with the FINRA on a timely basis or use of marketing materials that are false or misleading, (iv) the Trust's failure to properly register Fund Shares under applicable state laws, (v) the Trust's failure to perform its duties hereunder or any inaccuracy of its representations, (vi) any failure of a Plan to conform with applicable laws, or (vii) any actions taken by Distributor hereunder including any actions resulting from Distributor's reliance on instructions received from an officer, agent or legal counsel of the Trust.

(b) In no case (i) is the indemnity of the Trust to be deemed to protect the Distributor or any other person against any liability to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement ("**Disqualifying Conduct**") by such party, or (ii) is the Trust to be liable to the Distributor under the indemnity agreement contained in this Section 6 with respect to any claim made against the Distributor or any person indemnified unless the Distributor or other person shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the person shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor or any person against

whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

(c) The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

(d) The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of Shares or Creation Units.

7. Indemnification of Trust

(a) The Distributor covenants and agrees that it will indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees and disbursements incurred in connection therewith) arising out of or based upon any (i) sales literature, advertisements, information, statements or representations made by Distributor and unauthorized by the Trust or (ii) Disqualifying Conduct by Distributor in the performance of Distributor's obligations hereunder.

(b) In no case (i) is the indemnity of the Distributor in favor of the Trust or any other person indemnified to be deemed to protect the Trust or any other person against any liability to which the Trust or such other person would otherwise be subject by reason of Disqualifying Conduct by such party, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or upon any person (or after the Trust or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

(c) The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim subject to this indemnity provision, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that the Distributor elects to

assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

(d) The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it or any of its officers in connection with the issuance or sale of Shares or Creation Units.

8. *Consequential Damages*

In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.

9. *Effective Date*

This Agreement shall be effective upon its execution, and, unless terminated as provided, shall continue in force through the second anniversary of its effective date, and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the Trustees of the Trust, or the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or the Trust's distribution plan or interested persons of any such party (**"Qualified Trustees"**), cast in person at a meeting called for the purpose of voting on the approval. This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph the terms "vote of a majority of the outstanding voting securities," "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act. In addition, this Agreement may at any time be terminated without penalty by the Trust, by a vote of a majority of Qualified Trustees or by vote of a majority of the outstanding voting securities of the Trust upon sixty days prior written notice to the other party.

10. *Notices*

All notices provided for or permitted under this Agreement shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party as set forth below (or such other address notice is provided):

Northern Lights Distributors, LLC
Attn: Legal Department
17605 Wright Street
Omaha, NE 68130

Arrow Investments Trust
Attn: President
2943 Olney Sandy Springs Road, Suite A
Olney, Maryland 20832

11. *Limitation of Liability*

A copy of the Certificate of Trust is on file with the Secretary of State of the State of Delaware and the Trust's Trust Instrument is on file with the Trust. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust individually but binding only upon the assets and property of the applicable Fund or Trust, as relevant.

This Agreement is executed by or on behalf of the Trust with respect to each of the Funds. It is expressly acknowledged and agreed that the obligations hereunder are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. The Distributor understands that the rights and obligations of each series of shares of the Trust under the Trust Instrument are separate and distinct from those of any and all other series.

12. Dispute Resolution

Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of 60 days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.

13. Entire Agreement; Amendments

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

14. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the State of Nebraska, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1933 Act or the 1940 Act, these acts shall control.

15. Counterparts

This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile signatures of each of the parties.

16. *Force Majeure*

No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

17. *Severability*

Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

18. *Confidential Information*

(a) The Distributor and the Trust (in such capacity, as applicable, the "**Receiving Party**") acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Distributor and the Trust (in such capacity, as applicable, the "**Disclosing Party**") in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party's Confidential Information to any Person other than (a) those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or (b) with respect to the Distributor as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party's Confidential Information, and (b) shall not use the Disclosing Party's Confidential Information, or authorize other Persons to use the Disclosing Party's Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, "reasonable steps" means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

(b) The term "**Confidential Information,**" as used herein, shall mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets,

and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

(c) The provisions of this Section 18 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

(d) The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its agents and affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party's obligations of confidentiality and non-use under this Section 18, and shall be responsible for ensuring compliance by its and its affiliates' employees, agents, contractors, subcontractors and licensees with such obligations. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party's Confidential Information by such persons.

(e) Upon the Disclosing Party's written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain copies of each item of the Disclosing Party's Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Distributor shall have no obligation to return or destroy Confidential Information of the Trust that resides in back-up systems of Distributor; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Section 18 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.

19. Anti-Money Laundering

The Distributor represents that it has in place anti-money laundering procedures which comply with applicable law in jurisdictions in which Shares are distributed. The Distributor agrees to notify the Trust of any suspicious activity of which it becomes aware relating to transactions involving Shares. Upon reasonable request, the Distributor agrees to provide the Trust with documentation relating to its anti-money laundering policies and procedures.

20. *Use of Name*

(a) The Trust shall not use the name of the Distributor, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Trust in any manner without the prior written consent of the Distributor (which shall not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the prospectus and statement of additional information of the Trust and in all other materials which merely refer in accurate terms to their appointment hereunder or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

(b) Neither the Distributor nor any of its affiliates shall use the name of the Trust in any publicly disseminated materials, including sales literature, in any manner without the prior written consent of the Trust (which shall not be unreasonably withheld); provided, however, that the Fund hereby approves all lawful uses of its name in any required regulatory filings of the Distributor which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

21. *Insurance*

(a) The Distributor agrees to maintain liability insurance coverage which is consistent with coverage customary in the industry for distribution activities similar to the distribution activities provided to the Trust hereunder. The Distributor shall notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage that may materially and adversely affect the Trust's rights hereunder. Such notification shall include the date of change and the reason or reasons therefore. The Distributor shall notify the Trust of any material claims against it, whether or not covered by insurance that may materially and adversely affect the Trust's rights hereunder.

(b) The Trust agrees to maintain liability insurance coverage that is consistent with coverage customary in the industry.

22. *Representations*

(a) The Distributor represents and warrants that: (i) it is duly authorized and licensed under applicable law to carry out the services contemplated herein; (ii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; (iii) it is entering into this Agreement or providing the services contemplated hereby does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Distributor is a party or by which it is bound; (iv) it is registered as a broker-dealer under the 1934 Act and a member of FINRA and will notify the Trust's Chief Compliance Officer and Advisor immediately in the event of its expulsion or suspension by FINRA; and (v) it is not an "affiliated person" (as defined under the 1940 Act) of the Listing Exchange or any underlying index provider for any Fund.

(b) The Trust represents and warrants that: (i) it is duly organized as a Delaware statutory trust and is and at all times will remain duly authorized to carry out its obligations as contemplated herein; (ii) it is or will be registered as an investment company under the 1940 Act; (iii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; (iv) its entering into this Agreement does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Trust is a party or by which it is bound; and (v) the prospectus for each Fund has been prepared or will be prepared in conformity in all material respects with the requirements of the 1933 Act, the 1940 Act and the rules and regulations thereunder and shall not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they are made, except that the Trust is not responsible for statements therein based on information provided by the Distributor, its representatives or agents, as provided in Sections 6(a) and 7(a) above.

Signature Page Follows

IN WITNESS WHEREOF, the Trust and Distributor have each duly executed this Agreement, as of the day and year first above written.

Arrow Investments Trust

By: [signature]
Name: Joseph Barrato
Title: President

Northern Lights Distributors, LLC

By: [signature]
Name: Brian Nielsen
Title: CEO

SCHEDULE A
List of Funds

Arrow DWA Tactical ETF

SCHEDULE B
List of Services

FINRA Review

- Review and approve all Fund marketing materials (including website) for compliance with SEC & FINRA advertising rules

- Conduct FINRA filing of materials (including website)

- Respond to FINRA comments on marketing materials, as necessary

- Provide the Advisor with copy of its then-current documentation regarding SEC & FINRA marketing policies

Contract Management

- Coordinate and execute sub-distribution agreements with broker/dealers and authorized participants on behalf of the Fund in accordance with the prospectus

- Coordinate and execute operational agreements related to the services contemplated by this Agreement (networking agreements, NSCC redemption agreements, etc.)

- Coordinate and execute on behalf of the Fund shareholder service and similar agreements to the extent permitted by applicable law, as contemplated by the Trust's distribution and/or shareholder servicing plan and as may be agreed to by the Distributor and the Fund

The parties agree that counsel to the Trust shall be involved in negotiating, approving and finalizing any required changes to the standard form agreements approved by the Trust.

Schedule C
Fee Schedule

Service Fees:

Annual fee of **$10,000 for each Fund PLUS:**

- **1 basis point or 0.01% per annum** of each Fund's average daily net assets up to $250 million, and;
- **¾ basis point or 0.0075% per annum** of each Fund's average daily net assets between $250 million and $500 million, and;
- **½ basis point or 0.0050% per annum** of each Fund's average daily net assets between $500 million and $1 billion, and;
- **¼ basis point or 0.0025% per annum** of each Fund's average daily net assets over $1 billion.

The Fund shall also pay an additional fee to Distributor calculated as 25% of any FINRA costs incurred (for example, if FINRA charged $100 to perform advertising review, Distributor would charge the Fund and additional $25).

All service fees outlined above are payable monthly in arrears.

Registered Representative Licensing:

Annual fee of $5,500 per Registered Representative requested to be registered by the Trust or a Fund's adviser, plus all out-of-pocket costs such as registration expenses and travel expenses to conduct required training.

Out-of-Pocket Expenses:

The Fund(s) shall pay all reasonable out-of-pocket expenses incurred by Distributor in connection with activities performed for the Fund(s) hereunder including, without limitation:

- typesetting, printing and distribution of prospectuses and shareholder reports
- production, printing, distribution and placement of advertising and sales literature and materials
- engagement of designers, free-lance writers and public relations firms
- long-distance telephone lines, services and charges
- postage
- overnight delivery charges
- FINRA and registration fees
- marketing expenses
- record retention fees
- travel, lodging and meals
- NSCC charges
- Fund platform fees and service fees
- website monitoring review

In the event the fees authorized by the Fund(s) for payment to Distributor are insufficient to cover the fees due to Distributor for its services provided hereunder, Arrow Investment Advisors, LLC, the investment adviser to the Fund(s), agrees to pay Distributor the remaining balance of any fees due and payable to Distributor according to this fee schedule within 15 days of request.

IN WITNESS WHEREOF, the parties hereto have executed this Schedule to the Underwriting Agreement effective this 16th day of September, 2014.

Arrow Investments Trust	**Northern Lights Distributors, LLC**
By: [signature]	By: [signature]
Name: Joseph Barrato	Name: Brian Nielsen
Title: President	Title: CEO

The undersigned investment adviser (the "Adviser") hereby acknowledges and agrees to the terms of this Underwriting Agreement and further acknowledges and agrees that:

(1) the Distributor expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) the Distributor's business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any of the Distributor's employees who are involved in the procurement of the services under the this Underwriting Agreement, the Distributor may suffer lost sales and other opportunities and would incur substantial time and money in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of the Distributor for so long as this Underwriting Agreement is in effect and for a period of two (2) years after termination of this Underwriting Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to the Distributor in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, "hire" means to employ as an employee or to engage as an independent contractor, in either case whether on a full-time, part-time or temporary basis.

Arrow Investment Advisors, LLC

By: [signature]
Name: Joseph Barrato
Title: CEO